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                                                   Exhibit 4
                       LOAN AGREEMENT


     THIS AGREEMENT, effective as of April 15, 1997 is made by and between Kevin B. Kimberlin ("Lender") and Dennis J.
Carlo ("Borrower").

                          RECITALS

     A. Lender has agreed to loan to Borrower the principal sum of ONE MILLION NINE HUNDRED NINETY-NINE THOUSAND NINE HUNDRED NINETY-EIGHT DOLLARS ($1,999,998) (the "Loan") for the purpose of purchasing UP TO 256,410 units of common stock and warrants issued by The Immune Response Corporation, a Delaware corporation (the "Company") pursuant to that certain Unit Purchase Agreement, dated as of even date hereof, between Borrower and the Company (the "Unit Purchase Agreement"). Each unit is comprised of one share of common stock and a warrant to purchase one share of common stock ("Units").

     B.   In connection with its purchase of the Company's
Units, at the Initial Closing (as defined in the Unit
Purchase Agreement), Borrower shall pay the Company
$494,744.25 cash and execute a promissory note for the benefit of the Company in the principal amount of $1,484,232.75, due September 30, 1997. At the NASD Approval
Closing (as defined in the Unit Purchase Agreement),
Borrower shall pay the Company $21,021.00 cash; and

     C.   After the Initial Closing, Borrower will own
253,715 shares of the Company's common stock (the "Stock");
after the NASD Approval Closing, in the event such closing occurs, Borrower will acquire an additional 2,695 shares of the Company's common stock, for an aggregate number of 256,410 shares of Stock.

     NOW, THEREFORE, in consideration of the premises set forth above and the mutual promises and covenants contained herein, the parties agree as follows:


     I.   BORROWING AND REPAYMENT IN CASH.

     A. The Lender and Borrower acknowledge that the principal sum of the Loan shall be delivered to Borrower in the following manner: (i) $494,744.25 on the date hereof,
(ii) $1,484,232.75 on September 30, 1997; and
(iii) $21,021.00 on the NASD Approval Closing date, in the event such closing occurs. All outstanding principal and interest accrued in connection with the Loan is due three
(3) years from the date hereof payable by wire transfer of immediately available funds to Lender.

     B.   The Loan shall be evidenced by a Promissory Note
(the "Note") in substantially the form attached hereto as Exhibit A and incorporated herein, and the terms of the Loan shall be specified in the Note.


     II.  BORROWER'S REPRESENTATIONS AND
          WARRANTIES.

     A.   Borrower represents and warrants that:

     1. The proceeds of the Loan will be used for the purpose set forth above and for no other purpose.

     2. There are no pending or threatened claims, investigations or suits which may adversely affect
Borrower's financial condition.

     3. There are no other instruments existing that will require Borrower's obligations under this Agreement or the Note to be subordinated to other obligations Borrower now has, nor will Borrower become bound by such instruments while this Agreement is in effect, or while amounts remain outstanding under the Note, without Lender's prior written approval.

     4. The execution, delivery and performance of this Agreement and the Note and the use of the proceeds of the Loan by the Borrower as set forth herein does not, and will not, conflict with or result in a breach by Borrower of any of the terms or provisions of, or constitute a default under, any mortgage, deed of trust or other material agreement or instrument to which Borrower is a party or by which Borrower or any of his properties or assets are bound or any existing applicable law, rule or regulation of the United States or any state thereof or any applicable decree, judgment or order of any federal or state court, regulatory body, administrative agency or other governmental body having jurisdiction over the Borrower or any of his assets or properties.


     III. BORROWER'S COVENANTS.

     A. So long as any of the principal balance or accrued unpaid interest, if any, under the Note remains outstanding, Borrower shall, unless the Lender consents otherwise in writing, punctually pay all principal and interest amounts due under the Note, as described in this Agreement and the Note.


     IV.  REPURCHASE RIGHT.

     In the event that Borrower's employment with the Company is terminated for any reason other than by the Company without Cause, (as defined under applicable Delaware law), Borrower shall provide prompt written notice of such termination to Lender (a "Termination Notice"), and Lender shall be entitled to purchase from Borrower a number of Units equal to (a) the aggregate number of Units purchased by Borrower, multiplied by (b) a fraction, the numerator of which is the difference between (x) twelve (12) and (y) the number of full three-month periods that have elapsed between the date of this Agreement and the date of the termination of Borrower's employment, and the denominator of which is twelve (12), at a purchase price of $7 per Unit, by delivering to Borrower written notice thereof, accompanied by payment for the number of Units to be purchased as calculated in accordance with this Section IV, within ten
(10) days following the date of Lender's receipt of a Termination Notice.


     V.   TERMINATION.

     This Agreement shall remain in full force and effect so long as any sums remain owing by Borrower to the Lender under the Note.


     VI.  GENERAL PROVISIONS.

     A. Notices. All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed delivered upon personal delivery, or twenty-four (24) hours following: (1) electronically confirmed facsimile transmission; or (2) deposit for overnight delivery with a bonded courier holding itself out to the public as providing such service; or forty-eight (48) hours following deposit in the United States mail, certified mail, postage prepaid, in any such case addressed as follows:

     If to the Lender:

          Kevin B. Kimberlin
          Spencer Trask, Inc.
          535 Madison Avenue
          New York, NY 10022

     If to Borrower:

          Dennis J. Carlo
          The Immune Response Corporation
          5935 Darwin Court
          Carlsbad, CA 92208


     B. Parties' Relationship; Indemnity. This Agreement is intended to create a relationship of debtor-creditor only and is not intended to be, and shall not be construed as, an agreement of joint venture, partnership or agency, or other similar business relationship.

     C. No Continuing Waiver. No delay or failure of the Lender to exercise any right or remedy it may have under this Agreement or the Note shall operate as a continuing waiver of such right or remedy, nor prejudice the Lender's right to insist upon full compliance by Borrower of the terms of this Agreement or the Note.

     D. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. In any action brought or arising out of this Agreement, Lender and Borrower hereby consent to the jurisdiction of any federal or state court having proper venue within the State of New York and also consent to service of process by any means authorized by New York or federal law.

     E. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     F. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns; provided, however, that the obligations of Borrower under this Agreement are personal and shall not be assigned or delegated without the prior written consent of the Lender.

     G. Severability. Should any provision of this Agreement be found void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, but shall remain in full force and effect.

     H. Further Assurance. Each party shall take such further action and shall execute such further documentation as may be necessary or convenient to effectuate the transactions contemplated in this Agreement.

     I. Integration; Interpretation. This Agreement and the Note contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations and agreements. This Agreement and the Note shall not be modified except by written instrument executed by all parties.

     J. Expenses. Each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               LENDER



                               ____________________________
                                   Kevin B. Kimberlin



                               BORROWER



                               _____________________________
                                    Dennis J. Carlo